                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        INDEPENDENCE COMMUNITY BANK CORP.

                                       AND

                           STATEN ISLAND BANCORP, INC.

                          DATED AS OF NOVEMBER 24, 2003

                               (without exhibits)
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                                TABLE OF CONTENTS

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                                                                                                         PAGE

ARTICLE I THE MERGER................................................................................       1

         1.1.     The Merger........................................................................       1
         1.2.     Effective Time....................................................................       1
         1.3.     Effects of the Merger.............................................................       1
         1.4.     Closing of the Merger.............................................................       1
         1.5.     Certificate of Incorporation......................................................       2
         1.6.     Bylaws............................................................................       2
         1.7.     Board of Directors................................................................       2

ARTICLE II CONSIDERATION; EXCHANGE PROCEDURES.......................................................       2

         2.1.     Conversion of SIB Common Stock....................................................       2
         2.2.     Election Procedures...............................................................       3
         2.3.     Proration.........................................................................       4
         2.4.     No Fractional Shares..............................................................       5
         2.5.     ICBC Common Stock; ICBC Preferred Stock...........................................       6
         2.6.     Options; Restricted Share Units...................................................       6
         2.7.     Reservation of Right to Revise Structure..........................................       6

ARTICLE III EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION.......................................       7

         3.1.     ICBC to Make Merger Consideration Available.......................................       7
         3.2.     Election Form.....................................................................       7
         3.3.     Exchange of Shares................................................................       7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SIB....................................................       9

         4.1.     Corporate Organization............................................................       9
         4.2.     Capitalization....................................................................      10
         4.3.     Authority; No Violation...........................................................      12
         4.4.     Consents and Approvals............................................................      12
         4.5.     SEC Documents; Other Reports; Internal Controls...................................      13
         4.6.     Financial Statements; Undisclosed Liabilities.....................................      14
         4.7.     Broker's Fees.....................................................................      14
         4.8.     Absence of Certain Changes or Events..............................................      14
         4.9.     Legal Proceedings.................................................................      14
         4.10.    Taxes    .........................................................................      15
         4.11.    Employees; Employee Benefit Plans.................................................      16
         4.12.    Board Approval; Stockholder Vote Required.........................................      18
         4.13.    Compliance With Applicable Law....................................................      18
         4.14.    Certain Contracts.................................................................      19
         4.15.    Agreements With Regulatory Agencies...............................................      20
         4.16.    SIB Information...................................................................      20

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
         4.17.    Title to Property.................................................................      20
         4.18.    Insurance.........................................................................      21
         4.19.    Environmental Liability...........................................................      21
         4.20.    Opinion Of Financial Advisor......................................................      22
         4.21.    Patents, Trademarks, Etc..........................................................      22
         4.22.    Loan Matters......................................................................      22
         4.23.    Community Reinvestment Act Compliance.............................................      23
         4.24.    Labor Matters.....................................................................      23
         4.25.    Interest Rate Risk Management Instruments.........................................      24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ICBC....................................................      24

         5.1.     Corporate Organization............................................................      24
         5.2.     Capitalization....................................................................      25
         5.3.     Authority; No Violation...........................................................      26
         5.4.     Consents and Approvals............................................................      27
         5.5.     SEC Documents; Other Reports; Internal Controls...................................      27
         5.6.     Financial Statements; Undisclosed Liabilities.....................................      28
         5.7.     Broker's Fees.....................................................................      28
         5.8.     Absence of Certain Changes or Events..............................................      28
         5.9.     Legal Proceedings.................................................................      29
         5.10.    Taxes    .........................................................................      29
         5.11.    Employees; Employee Benefit Plans.................................................      30
         5.12.    Board Approval; Stockholder Vote Required.........................................      31
         5.13.    Compliance With Applicable Law....................................................      31
         5.14.    Agreements With Regulatory Agencies...............................................      31
         5.15.    ICBC Information..................................................................      32
         5.16.    Title to Property.................................................................      32
         5.17.    Environmental Liability...........................................................      32
         5.18.    Opinion Of Financial Advisor......................................................      33
         5.19.    Patents, Trademarks, Etc..........................................................      33
         5.20.    Loan Matters......................................................................      33
         5.21.    Community Reinvestment Act Compliance.............................................      34
         5.22.    Interest Rate Risk Management Instruments.........................................      34

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS................................................      35

         6.1.     Conduct of Business Prior to the Effective Time...................................      35
         6.2.     SIB Forbearances..................................................................      35
         6.3.     ICBC Forbearances.................................................................      38

ARTICLE VII ADDITIONAL AGREEMENTS...................................................................      39

         7.1.     Regulatory Matters................................................................      39
         7.2.     Access to Information.............................................................      40
         7.3.     Stockholder Approval..............................................................      40
         7.4.     Acquisition Proposals.............................................................      41

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
         7.5.     Legal Conditions to Merger........................................................      43
         7.6.     Affiliates........................................................................      43
         7.7.     Employees; Employee Benefit Plans.................................................      44
         7.8.     Indemnification; Directors' and Officers' Insurance...............................      47
         7.9.     Advice of Changes.................................................................      49
         7.10.    Subsequent Interim and Annual Financial Statements................................      49
         7.11.    Reorganization; Certain Modifications.............................................      49
         7.12.    Exemption From Liability Under Section 16(b)......................................      50
         7.13.    Stock Exchange Listing............................................................      50
         7.14.    Board of Directors and Officers of Surviving Company..............................      50
         7.15.    Advisory Board....................................................................      51
         7.16.    Outplacement Services.............................................................      51
         7.17.    Division..........................................................................      51

ARTICLE VIII CONDITIONS PRECEDENT...................................................................      51

         8.1.     Conditions to Each Party's Obligation to Effect the Merger........................      51
         8.2.     Conditions to Obligations of ICBC.................................................      52
         8.3.     Conditions To Obligations Of SIB..................................................      53

ARTICLE IX TERMINATION AND AMENDMENT................................................................      53

         9.1.     Termination.......................................................................      53
         9.2.     Effect of Termination.............................................................      55
         9.3.     Amendment.........................................................................      56
         9.4.     Extension; Waiver.................................................................      56

ARTICLE X GENERAL PROVISIONS........................................................................      57

         10.1.    Nonsurvival of Representations, Warranties and Agreements.........................      57
         10.2.    Expenses..........................................................................      57
         10.3.    Notices...........................................................................      57
         10.4.    Interpretation....................................................................      58
         10.5.    Counterparts......................................................................      58
         10.6.    Entire Agreement..................................................................      58
         10.7.    Governing Law.....................................................................      58
         10.8.    Severability......................................................................      58
         10.9.    Publicity.........................................................................      58
         10.10.   Assignment; Third Party Beneficiaries.............................................      59

EXHIBITS:
---------
Exhibit A         Form of Termination and Release Agreement
Exhibit B         Form of Employment Agreement
Exhibit C         Form of Noncompetition Agreement

                             INDEX OF DEFINED TERMS



Acquisition Proposal ................................   45
Advisory Board ......................................   54
Agreement ...........................................    1
Average Market Price ................................    2
BIF .................................................   11
Business Day ........................................    2
Cash Conversion Shares ..............................    4
Cash Election .......................................    4
Cash Election Price .................................    3
Cash Proration Factor ...............................    4
Certificate of Merger ...............................    1
Certificates ........................................    7
Change in ICBC Recommendation .......................   44
Change in Recommendation ............................   44
Change in SIB Recommendation ........................   43
Closing .............................................    1
Closing Date ........................................    2
Code ................................................    1
Confidentiality Agreement ...........................   43
CRA .................................................   25
DGCL ................................................    1
Dissenting Shareholder ..............................    3
Dissenting Shares ...................................    3
Effective Time ......................................    1
Election Deadline ...................................    7
Election Form .......................................    7
Election Form Record Date ...........................    3
Environmental Laws ..................................   23
ERISA ...............................................   17
ERISA Affiliate .....................................   18
ESOP ................................................   48
Exchange Act ........................................   14
Exchange Agent ......................................    7
Exchange Fund .......................................    7
Exchange Ratio ......................................    2
Executive Agreements ................................   48
Fannie Mae ..........................................   24
FDIC ................................................   11
FHLB ................................................   11
Freddie Mac .........................................   24
GAAP ................................................   10
Ginnie Mae ..........................................   24
Governmental Entity .................................   13
HOLA ................................................   10
HSR Act .............................................   13
HUD .................................................   24
ICBC ................................................    1
ICBC 401(k) Plan ....................................   49
ICBC Board Approval .................................   33
ICBC Common Stock ...................................    2
ICBC Disclosure Schedule ............................   26
ICBC Plans ..........................................   32
ICBC Preferred Stock ................................   27
ICBC Recommendation .................................   44
ICBC Regulatory Agreement ...........................   34
ICBC Reports ........................................   29
ICBC Share Price ....................................    6
ICBC Stock Option Plans .............................   27
ICBC Stockholders Meeting ...........................   44
Indemnified Parties .................................   50
Independence Bank ...................................    1
Injunction ..........................................   55
Insurance Amount ....................................   52
Joint Proxy Statement/Prospectus ....................   13
Liens ...............................................   12
Loans ...............................................   23
Material Adverse Effect .............................   10
Merger ..............................................    1
Merger Consideration ................................    4
Mortgage Company ....................................   37
Mortgage Company Flow Agreement .....................   41
Mortgage Company Operating Plan .....................   38
OTS .................................................   13
PBGC ................................................   18
Plans ...............................................   17
Pool ................................................   24
Regulation O ........................................   23
Required ICBC Vote ..................................   33
Required SIB Vote ...................................   19
Requisite Regulatory Approvals ......................   55
S-4 .................................................   13
SAIF ................................................   27
Savings Bank Merger .................................    1
SEC .................................................   13
Secondary Election Form Record Date .................    4
Section 16 Information ..............................   53
Securities Act ......................................   14
SIB .................................................    1

SIB 401(k) Plan .....................................   49
SIB Board Approval ..................................   19
SIB Cash Election Shares ............................    4
SIB Common Stock ....................................    2
SIB Contract ........................................   20
SIB Disclosure Schedule .............................    9
SIB Employees .......................................   47
SIB Insiders ........................................   53
SIB Option ..........................................    6
SIB Preferred Stock .................................   11
SIB Recognition Plan ................................    2
SIB Recommendation ..................................   43
SIB Regulatory Agreement ............................   21
SIB Reports .........................................   14
SIB Restricted Stock ................................    6
SIB Stock Election Shares ...........................    5
SIB Stock Option Plan ...............................   11
SIB Stockholders Meeting ............................   43
SIBT ................................................    1
Significant Subsidiary ..............................   45
Stock Conversion Shares .............................    5
Stock Election ......................................    4
Stock Proration Factor ..............................    5
Stockholders Meetings ...............................   44
Subsidiary ..........................................   11
Superintendent ......................................   13
Superior Proposal ...................................   45
Surviving Company ...................................    1
Tax Return ..........................................   17
Taxes ...............................................   17
Termination Fee .....................................   58
VA ..................................................   24
Valuation Period ....................................    2
Voting Debt .........................................   12

                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2003 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into by and between INDEPENDENCE COMMUNITY BANK CORP., a Delaware corporation ("ICBC") and STATEN ISLAND BANCORP, INC., a Delaware corporation ("SIB").

                  WHEREAS, the respective Boards of Directors of each of ICBC and SIB have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which SIB would merge with and into ICBC (the "Merger"), and immediately thereafter SI Bank & Trust ("SIBT"), a wholly owned subsidiary of SIB, would be merged with and into Independence Community Bank ("Independence Bank"), a wholly owned subsidiary of ICBC (the "Savings Bank Merger"); and

                  WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), SIB shall merge with and into ICBC. ICBC shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Company") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Company shall be Independence Community Bank Corp. Upon consummation of the Merger, the separate corporate existence of SIB shall terminate.

         1.2. Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware on the Closing Date (as hereinafter defined). The term "Effective Time" shall mean the time when the Merger becomes effective, as set forth in the Certificate of Merger.

         1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL.

         1.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Eastern time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of New York are required or authorized by law to be closed.

         1.5. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of ICBC, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company.

         1.6. Bylaws. At the Effective Time, the bylaws of ICBC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

         1.7. Board of Directors. Subject to Section 7.14, the directors of ICBC immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

                                   ARTICLE II
                       CONSIDERATION; EXCHANGE PROCEDURES

         2.1. Conversion of SIB Common Stock. At the Effective Time, by virtue of the Merger:

            (a) All shares of common stock, par value $0.01 per share, of SIB (the "SIB Common Stock") that are (i) owned directly by SIB as treasury stock,
(ii) unallocated shares of SIB Common Stock held in its Amended and Restated 1998 Recognition and Retention Plan and Trust Agreement (the "SIB Recognition Plan") or (iii) owned directly by ICBC (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no shares of common stock, par value $0.01 per share, of ICBC ("ICBC Common Stock"), or other consideration shall be delivered in exchange therefor.

            (b) Each outstanding share of SIB Common Stock that under the terms of Section 2.3 is to be converted into the right to receive shares of ICBC Common Stock shall, subject to Section 2.4, be converted into and become the right to receive a number of shares of ICBC Common Stock equal to the Cash Election Price (as hereinafter defined) divided by the Average Market Price (such quotient, the "Exchange Ratio"). For purposes of this Agreement, the "Average Market Price" shall mean the average of the closing prices of shares of ICBC Common Stock on the Nasdaq National Market as reported by The Wall Street Journal for the ten consecutive full trading days (the "Valuation Period") ending on the tenth Business Day prior to the Closing Date (for the sake of clarity, such tenth Business Day shall be considered the last full trading day included within the Valuation Period). The Average Market Price shall be calculated to the nearest one-hundredth of one cent and the Exchange Ratio shall be calculated to the nearest ten thousandth.

            (c) Each outstanding share of SIB Common Stock that under the terms of Section 2.3 is to be converted into the right to receive cash shall be converted into the right to receive the sum of (x) 0.7500 times 0.6232 times the Average Market Price and (y) 0.2500 times $23.8810 (such sum, the "Cash Election Price").

            (d) Each outstanding share of SIB Common Stock held by a holder who has perfected such holder's right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of ICBC Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted pursuant to the DGCL. SIB shall give ICBC prompt notice upon receipt by SIB of any such demands for payment of the fair value of such shares of SIB Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter referred to as a "Dissenting Shareholder"), and ICBC shall have the right to participate in all negotiations and proceedings with respect to any such demands. SIB shall not, except with the prior written consent of ICBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

            (e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to such payment at or prior to the Effective Time, such holder's shares of SIB Common Stock shall be converted into a right to receive cash or ICBC Common Stock in accordance with the provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to such payment after the Effective Time, each share of SIB Common Stock of such holder shall be converted on a share-by-share basis into either the right to receive the Cash Election Price or ICBC Common Stock as ICBC shall determine in its sole discretion.

            (f) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding ICBC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in ICBC's capitalization.

         2.2. Election Procedures. (a) Each person who, as of three Business Days prior to the date on which the Election Form (as hereinafter defined) is mailed pursuant to Section 3.2 hereof (the "Election Form Record Date"), is a record holder of shares of SIB Common Stock shall have the right to submit an Election Form specifying the number of shares of SIB Common Stock that such person desires to have converted into the right to receive ICBC Common Stock (a "Stock Election"), and the number of shares of SIB Common Stock that such person desires to have converted into the right to receive the Cash Election Price (a "Cash Election"). Any such record holder who fails properly to submit an Election Form on or before the Election Deadline

(as hereinafter defined) in accordance with the procedures set forth in Section
3.2 or shall have acquired shares of SIB Common Stock after the Secondary Election Form Record Date (defined below) shall be deemed to have made a Stock Election. Any Dissenting Shares shall be deemed SIB Cash Election Shares (as hereinafter defined), and with respect to such shares the holders thereof shall in no event receive consideration comprised of ICBC Common Stock. Any election to receive ICBC Common Stock or cash shall have been properly made only if the Exchange Agent (as hereinafter defined) shall have actually received a properly completed Election Form by the Election Deadline, and, in accordance with
Section 3.2, any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent.

            (b) The Exchange Agent shall make available an additional Election Form to all persons who become record holders of SIB Common Stock between the Election Form Record Date and the close of business on the fifth Business Day prior to the Election Deadline (the "Secondary Election Form Record Date").

         2.3. Proration. Within five Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of SIB Common Stock of rights to receive ICBC Common Stock or cash in the Merger in accordance with the Election Forms as follows (the consideration provided for in this Section 2.3, together with the consideration provided for in Section 2.4, is referred to as the "Merger Consideration"):

            (a) In the event the aggregate number of shares of SIB Common Stock in respect of which Cash Elections shall have been made (the "SIB Cash Election Shares") is greater than the quotient of (x) $368,500,000 divided by (y) the Cash Election Price (such quotient, the "Cash Conversion Shares"), then:

            (i) all shares of SIB Common Stock in respect of which Stock Elections have been made will be converted into the right to receive ICBC Common Stock in accordance with the terms of Section 2.1(b); and

            (ii) all shares of SIB Common Stock in respect of which Cash Elections have been made will be converted into the right to receive ICBC Common Stock and cash in the following manner:

                  (A) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) $368,500,000 by (y) the product of the SIB Cash Election Shares and the Cash Election Price;

                  (B) the number of SIB Cash Election Shares held by each holder of shares of SIB Common Stock that will be converted into the right to receive cash pursuant to the terms of Section 2.1(c) shall be determined by multiplying the Cash Proration Factor by the number of SIB Cash Election Shares held by such holder; and

                  (C) all SIB Cash Election Shares other than those shares
            converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive ICBC Common Stock in accordance with the terms of Section 2.1(b); or

            (b) In the event the aggregate number of SIB Cash Election Shares is less than the Cash Conversion Shares, then:

            (i) all SIB Cash Election Shares (subject to the provisions of
      Section 2.1(d) with respect to any Dissenting Shares) will be converted into the right to receive cash in accordance with the terms of Section 2.1(c); and

            (ii) all shares of SIB Common Stock in respect of which Stock Elections shall have been made (the "SIB Stock Election Shares") will be converted into the right to receive ICBC Common Stock and cash in the following manner:

                  (A) a proration factor (the "Stock Proration Factor") shall be determined by dividing the Stock Conversion Shares (defined below) by the aggregate number of SIB Stock Election Shares. The "Stock Conversion Shares" shall mean the difference between (x) the total number of shares of SIB Common Stock outstanding immediately prior to the Effective Time and (y) the Cash Conversion Shares;

                  (B) the number of SIB Stock Election Shares held by each
            holder of shares of SIB Common Stock that will be converted into the right to receive shares of ICBC Common Stock pursuant to the terms of Section 2.1(b) shall be determined by multiplying the Stock Proration Factor by the number of SIB Stock Election Shares held by such holder; and

                  (C) all SIB Stock Election Shares other than those shares
            converted into the right to receive ICBC Common Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Section 2.1(c); or

            (c) If the number of SIB Stock Election Shares is equal to the number of Stock Conversion Shares and the number of SIB Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (a) and (b) of this Section 2.3 shall not apply and all SIB Stock Election Shares will be converted into the right to receive ICBC Common Stock and all SIB Cash Election Shares (subject to the provisions of Section 2.1(d)) will be converted into the right to receive cash.

         2.4. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of ICBC Common Stock shall be issued in the Merger. Each holder of SIB Common Stock who otherwise would have been entitled to a fraction of a share of ICBC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of SIB Common Stock owned by such holder at the Effective Time) by the ICBC Share Price. The "ICBC Share Price" shall mean the average of the closing sale prices of one share of ICBC Common Stock for the five trading days immediately preceding the Closing Date on the Nasdaq National Market as reported by The Wall Street Journal. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         2.5. ICBC Common Stock; ICBC Preferred Stock. At and after the Effective Time, each share of ICBC Common Stock and each share of any preferred stock of ICBC issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of ICBC and shall not be affected by the Merger. Each share of ICBC Common Stock owned by SIB immediately prior to the Effective Time shall become treasury stock of ICBC at the Effective Time.

         2.6. Options; Restricted Share Units. (a) At the Effective Time, each option granted by SIB to purchase shares of SIB Common Stock (each, an "SIB Option") which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of SIB Common Stock and shall be converted into an option to acquire, on the same terms and conditions as were applicable under the SIB Option, that number of shares of ICBC Common Stock determined by multiplying the number of shares of SIB Common Stock subject to such SIB Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of SIB Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such SIB Option divided by the Exchange Ratio; provided, however, that in the case of any SIB Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

            (b) Within ten Business Days after the Effective Time, ICBC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of ICBC Common Stock subject to the options referred to in paragraph (a) of this Section
2.6 and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act (as hereinafter defined).

            (c) At the Effective Time, each award to receive a distribution of SIB Common Stock granted by SIB (collectively, the "SIB Restricted Stock") which is unvested and outstanding immediately prior to date of this Agreement and set forth in Section 2.6(c) of the SIB Disclosure Schedule (as hereinafter defined) shall vest and become free of any restrictions to which they are subject under the SIB Recognition Plan.

         2.7. Reservation of Right to Revise Structure. ICBC may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including to provide for a merger of SIB with and into a direct wholly owned corporate subsidiary of ICBC or a single member limited liability company wholly owned by ICBC; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration, (B) adversely affect the anticipated tax consequences of the Merger to the holders of SIB Common Stock as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event ICBC elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

                                  ARTICLE III
                EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

         3.1. ICBC to Make Merger Consideration Available. ICBC shall appoint an agent, who shall be reasonably acceptable to SIB (the "Exchange Agent"), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of SIB Common Stock (the "Certificates") for the Merger Consideration. At or promptly after the Effective Time, ICBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of ICBC Common Stock and an estimated amount of cash sufficient to make all payments pursuant to Sections 2.3 and 2.4 (such cash and certificates for shares of ICBC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The cash deposited with the Exchange Agent pursuant to this Section 3.1 shall be invested by the Exchange Agent as directed by ICBC.

         3.2. Election Form. No later than fifteen Business Days prior to the expected Effective Time, the Exchange Agent shall mail to each holder of record of SIB Common Stock on the Election Form Record Date (or, in the case of those persons specified in Section 2.2(b), no later than the fifth Business Day prior to the Election Deadline, the Exchange Agent shall mail to each holder of record of SIB Common Stock on the Secondary Election Form Record Date) an election form (the "Election Form") providing for such holders to make the Cash Election and/or the Stock Election; provided, however, that such Election Form need not be mailed prior to the receipt of the Requisite Regulatory Approvals (as hereinafter defined). Any election other than a deemed Stock Election shall be validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City time, on a date (the "Election Deadline") to be decided by ICBC (which date shall not be earlier than fifteen Business Days after the initial mailing of the Election Form and no later than the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Certificates, or by an appropriate guarantee of delivery of such Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of SIB Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised
Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of SIB Common Stock may at any time prior the Election Deadline revoke such holder's election and withdraw such holder's Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline.

         3.3. Exchange of Shares. (a) As soon as reasonably practicable after the Effective Time, and in no event more than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate who has not previously surrendered such Certificate or Certificates with the Election Form a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certifications on the Merger Consideration payable upon the surrender of the Certificates.

            (b) No dividends or other distributions with a record date after the Effective Time with respect to ICBC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to shares of ICBC Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive ICBC Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of ICBC Common Stock represented by such Certificate.

            (c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

            (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of SIB of the shares of SIB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

            (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of SIB for six months after the Effective Time shall be paid, at the request of ICBC, to ICBC. Any stockholders of SIB who have not theretofore complied with this Article III shall thereafter look only to ICBC for payment of the Merger Consideration and unpaid dividends and distributions on the ICBC Common Stock deliverable in respect of each share of SIB Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of ICBC, SIB, the Exchange Agent or any other person shall be liable to any former holder of shares of SIB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ICBC, the posting by such person of a bond in such amount as ICBC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

            (g) ICBC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of SIB Common Stock such amounts as ICBC or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by ICBC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the SIB Common Stock in respect of whom such deduction and withholding were made by ICBC or the Exchange Agent.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF SIB

            As of the date hereof, SIB has delivered to ICBC a schedule (the "SIB Disclosure Schedule") setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI; provided, however, that (i) no such item is required to be set forth in the SIB Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.2(a), and (ii) the mere inclusion of an item in the SIB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SIB that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect (as hereinafter defined) on SIB.

            SIB hereby represents and warrants to ICBC as follows:

         4.1. Corporate Organization.

            (a) SIB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SIB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on SIB. As used in this Agreement, the term "Material Adverse Effect" means, with respect to SIB, ICBC or the Surviving Company, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles ("GAAP") or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (ii) the announcement of this Agreement or any action of either party or any Subsidiary (defined in Section 4.1(b)) thereof required to be taken by it under this Agreement or with the prior written consent of the other party, (iii) any changes after the date of this Agreement in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (iv) the result of activities (including mortgage loan originations) at the Mortgage Company (as hereinafter defined) to the extent such activities are conducted in accordance with the Mortgage Company Operating Plan (as hereinafter defined) or the Mortgage Company Flow Agreement (as hereinafter defined) or (v) expenses and costs incurred in connection with the transactions contemplated hereby (to the extent not materially in excess of the good faith estimate thereof provided by SIB to ICBC prior to the date of this Agreement); provided, however, that a decrease in the trading or market prices of a party's capital stock shall not be considered, by itself, to constitute a Material Adverse Effect. SIB is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"), and qualifies as a savings and loan holding company of the type described in Section 10(c)(3)(A) of HOLA. The copies of the certificate of incorporation and bylaws of SIB which have previously been made available to ICBC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

            (b) Each Subsidiary of SIB (i) is duly organized and validly existing as a savings bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. "Subsidiary" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

            (c) Except for its ownership of SIBT, SIB does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). SIBT is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law. SIBT is a member in good standing of the Federal Home Loan Bank ("FHLB") of New York.

         4.2. Capitalization.

            (a) The authorized capital stock of SIB consists of 100,000,000 shares of SIB Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share, of SIB (the "SIB Preferred Stock"). As of the date of this Agreement, there were 58,776,874 shares of SIB Common Stock outstanding (including 4,578,082 unallocated shares of SIB Common Stock held in the ESOP (defined in Section 7.7(e)) and 391,890 unallocated shares of SIB Common Stock held in the SIB Recognition Plan), no shares of SIB Preferred Stock outstanding and 31,483,750 shares of SIB Common Stock held in SIB's treasury. No other shares of SIB Common Stock or SIB Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of SIB Common Stock or SIB Preferred Stock were reserved for issuance, except for an aggregate of 6,670,278 shares of SIB Common Stock reserved for issuance upon the exercise of stock options pursuant to the Amended and Restated 1998 Stock Option Plan (the "SIB Stock Option Plan"). All of the issued and outstanding shares of SIB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in
Section 4.2(a) of the SIB Disclosure Schedule, SIB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of SIB Common Stock or SIB Preferred Stock or any other equity securities of SIB or any securities representing the right to purchase or otherwise receive any shares of SIB capital stock (including any rights plan or agreement). Section 4.2(a) of the SIB Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options pursuant to the SIB Stock Option Plan, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised.

            (b) Section 4.2(b) of the SIB Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of SIB. Except as set forth in Section 4.2(b) of the SIB Disclosure Schedule, SIB owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of SIB's Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither SIB nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of SIB or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

            (c) Except as disclosed in Section 4.2(c) of the SIB Disclosure Schedule and for the ownership of SIB's Subsidiaries, neither SIB nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity, excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

            (d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which SIB's stockholders may vote ("Voting Debt") have been issued by SIB and are outstanding.

         4.3. Authority; No Violation.

            (a) SIB has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required SIB Vote (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of SIB, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required SIB Vote, and no other corporate or stockholder proceedings on the part of SIB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SIB and (assuming due authorization, execution and delivery by ICBC) constitutes a valid and binding obligation of SIB, enforceable against SIB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (b) Except as set forth in Section 4.3(b) of the SIB Disclosure Schedule, Neither the execution and delivery of this Agreement by SIB nor the consummation by SIB of the transactions contemplated hereby, nor compliance by SIB with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of SIB or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SIB or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SIB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SIB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on SIB.

         4.4. Consents and Approvals. Except for (i) the approval of the Merger by the Office of Thrift Supervision ("OTS") and the approval of the Savings Bank Merger by the FDIC and by the Superintendent of Banks of the New York State Banking Department (the "Superintendent") under the New York banking law, (ii) approval of the quotation of the ICBC Common Stock to be issued in the Merger on the Nasdaq National Market System, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the respective meetings of the stockholders of SIB and of ICBC to be held to vote on the adoption of this Agreement (the "Joint Proxy Statement/Prospectus") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the adoption of this Agreement by the Required SIB Vote and by the Required ICBC Vote (as hereinafter defined), (vi) the consents and approvals set forth in Section 4.4 of the SIB Disclosure Schedule, (vii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (viii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on SIB or ICBC, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a "Governmental Entity") or with any other third party are necessary in connection with (A) the execution and delivery by SIB of this Agreement and (B) the consummation by SIB of the Merger and the other transactions contemplated hereby.

         4.5. SEC Documents; Other Reports; Internal Controls. (a) SIB has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the "SIB Reports"). Except as set forth in
Section 4.5 of the SIB Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SIB Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SIB Reports, and none of the SIB Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SIB Reports. None of SIB's Subsidiaries is required to file periodic reports with the SEC pursuant to
Section 13 or 15(d) of the Exchange Act.

            (b) SIB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of SIB and its Subsidiaries or as set forth in Section 4.5(b) of the SIB Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of SIB, threatened an investigation into the business or operations of SIB or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the SIB Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, SIB or any of its Subsidiaries.

            (c) The records, systems, controls, data and information of SIB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SIB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SIB Reports filed with the SEC prior to the date hereof, SIB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

         4.6. Financial Statements; Undisclosed Liabilities. (a) Except as set forth in Section 4.6 of the SIB Disclosure Schedule, the financial statements of SIB (including any related notes thereto) included in the SIB Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of SIB and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown. The books and records of SIB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

            (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of SIB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC or (ii) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, neither SIB nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

         4.7. Broker's Fees. Except as set forth in Section 4.7 of the SIB Disclosure Schedule, neither SIB nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the SIB Disclosure Schedule have previously been furnished to ICBC.

         4.8. Absence of Certain Changes or Events. Except as publicly disclosed in the SIB Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8 of the SIB Disclosure Schedule, since September 30, 2003, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SIB and (ii) SIB and its Subsidiaries have not taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.

         4.9. Legal Proceedings. (a) Except as publicly disclosed in the SIB Reports filed with the SEC prior to the date hereof, neither SIB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of SIB's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SIB or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on SIB.

            (b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon SIB, any of its Subsidiaries or the assets of SIB or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on SIB or the Surviving Company.

         4.10. Taxes.

            (a) Except as set forth in Section 4.10(a) of the SIB Disclosure
Schedule: (x) each of SIB and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and
(ii) paid in full or made adequate provision in the financial statements of SIB (in accordance with GAAP) for all Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of SIB or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either SIB or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

            (b) Neither SIB nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is SIB) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

            (c) Except as set forth in Section 4.10(c) of the SIB Disclosure Schedule, none of SIB or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

            (d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to SIB or any of its Subsidiaries.

            (e) None of SIB or any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

            (f) Except as set forth in Section 4.10(f) of the SIB Disclosure Schedule, all Taxes required to be withheld, collected or deposited by or with respect to SIB and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

            (g) Except as set forth in Section 4.10(g) of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

            (h) Except as set forth in Section 4.10(h) of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

            (i) Neither SIB nor any of its Subsidiaries filed a consent prior to January 1, 2003 to the application of Section 341(f) of the Code.

            (j) SIB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (k) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

            (l) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

         4.11. Employees; Employee Benefit Plans.

            (a) Section 4.11 of the SIB Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of SIB or any of its Subsidiaries has any present or future right to benefits and under which SIB or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Plans".

            (b) With respect to each Plan, SIB has delivered to ICBC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by SIB or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

            (c) (i) Each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject SIB or any of its Subsidiaries, either directly or by reason of their affiliation with any "ERISA Affiliate" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 4.11 of the SIB Disclosure Schedule, no Plan provides retiree welfare benefits and neither SIB nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither SIB nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

            (d) None of the Plans is a multiemployer plan (within the meaning of ERISA section 3(37)) and none of SIB, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

            (e) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of SIB or any of its Subsidiaries, threatened, (ii) no facts or circumstances exist to the knowledge of SIB or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims,
(iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

            (f) Except as set forth in Section 4.11(f) of the SIB Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or independent consultant of SIB or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of SIB or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. Except as set forth in Section 4.11(f) of the SIB Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of SIB or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

            (g) Section 4.11(g) of the SIB Disclosure Schedule sets forth the liability of each participant under each of the deferred compensation plans sponsored or maintained by SIB or its Subsidiaries.

         4.12. Board Approval; Stockholder Vote Required. (a) On or prior to the date hereof, the Board of Directors of SIB, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the "SIB Board Approval"), has (i) determined that this Agreement and the Merger are fair to and in the best interests of SIB and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of SIB adopt this Agreement and directed that such matter be submitted for consideration by SIB stockholders at the SIB Stockholders Meeting. The SIB Board Approval constitutes approval of this Agreement and the Merger (x) for purposes of Section 203 of the DGCL and (y) by at least two-thirds of the entire Board of Directors pursuant to Articles 11 and 12 of the certificate of incorporation of SIB. To the knowledge of SIB, except for
Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. SIB does not have any shareholder rights plan in effect. SIB has taken any action required to be taken by it in order to exempt this Agreement and the Merger from the requirements of SIB's certificate of incorporation or bylaws, including Articles 11 and 12 of SIB's certificate of incorporation.

            (b) The affirmative vote of the holders of a majority of the outstanding shares of SIB Common Stock to adopt this Agreement (the "Required SIB Vote") is the only vote of the holders of any class or series of SIB capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

         4.13. Compliance With Applicable Law. (a) Except as disclosed in
Section 4.13 of the SIB Disclosure Schedule, SIB and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SIB or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on SIB, and neither SIB nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on SIB.

            (b) SIB and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB. None of SIB, any of its Subsidiaries, or, to the knowledge of SIB, any director, officer or employee of SIB or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

         4.14. Certain Contracts. (a) Except as publicly disclosed in the SIB Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement or (ii) which limits the freedom of SIB or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires SIB or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the SIB Reports filed prior to the date hereof or set forth in Section 4.14(a) of the SIB Disclosure Schedule, is referred to herein as a "SIB Contract". SIB has made available all contracts (including all lease, rental or occupancy agreements or other contracts affecting or relating to the ownership or use of any real or personal property; all agreements for the purchase or sale of mortgage servicing rights; all agreements for the purchase or sale of mortgage Loans (as hereinafter defined) on a wholesale or bulk basis; and all consulting agreements with outside consultants) which involved payments by SIB or any of its Subsidiaries in fiscal year 2002 of more than $250,000 or which could reasonably be expected to involve payments during fiscal year 2003 of more than $250,000, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $100,000 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

            (b) Except as set forth in Section 4.14(b) of the SIB Disclosure Schedule, (i) each SIB Contract is valid and binding on SIB or its applicable Subsidiary and in full force and effect, and, to the knowledge of SIB, is valid and binding on the other parties thereto, (ii) SIB and each of its Subsidiaries and, to the knowledge of SIB, each of the other parties thereto, has in all material respects performed all obligations required to be performed by it to date under each SIB Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of SIB or any of its Subsidiaries or, to the knowledge of SIB, any other party thereto, under any such SIB Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on SIB.

            (c) Section 4.14(c) of the SIB Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes) under any employment, change-in-control, severance or similar contract with any present or former employee or directors, and identifying the types and estimated amounts of the in-kind benefits due under any Plan or SIB Contract (other than a tax-qualified plan) for each such person.

         4.15. Agreements With Regulatory Agencies. Except as set forth in
Section 4.15 of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the SIB Disclosure Schedule, a "SIB Regulatory Agreement"), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has SIB or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting SIB or any SIB Subsidiary to enter into or become bound by any SIB Regulatory Agreement.

         4.16. SIB Information. The information relating to SIB and its Subsidiaries to be provided by SIB for inclusion in the Joint Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus (except for such portions thereof as relate only to ICBC or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         4.17. Title to Property.

            (a) Real Property. Except as disclosed in Section 4.17(a) of the SIB Disclosure Schedule, SIB and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of SIB and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SIB.

            (b) Personal Property. SIB and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the SIB Reports filed prior to the date hereof or as disclosed in Section 4.17(b) of the SIB Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SIB.

            (c) Leased Property. All leases of real property and all other leases material to SIB and its Subsidiaries under which SIB or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by SIB or such Subsidiary or, to the knowledge of SIB, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, SIB or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SIB.

         4.18. Insurance. SIB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SIB reasonably has determined to be prudent and consistent with industry practice.
Section 4.18 of the SIB Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of SIB and its Subsidiaries (other than insurance policies under which SIB or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). SIB and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.18 of the SIB Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of SIB and its Subsidiaries, SIB or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

         4.19. Environmental Liability. Except as set forth in Section 4.19 of the SIB Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on SIB or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of SIB, threatened against SIB or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on SIB. To the knowledge of SIB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on SIB. To the knowledge of SIB, during or prior to the period of
(i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on SIB. Neither SIB nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on SIB.

         4.20. Opinion Of Financial Advisor. SIB has received the opinion of Keefe, Bruyette & Woods, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the stockholders of SIB in the Merger is fair from a financial point of view to such holders of SIB Common Stock.

         4.21. Patents, Trademarks, Etc. SIB and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 4.21 of the SIB Disclosure Schedule, neither SIB nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither SIB nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

         4.22. Loan Matters. (a) (i) Section 4.22(a) of the SIB Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) ("Loans") by SIB and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O ("Regulation O") of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 215)) of SIB or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or, except for Loans made by SIB and its Subsidiaries to its employees in accordance with its policies as disclosed in Section 4.22(c) of the SIB Disclosure Schedule, on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) except as listed in Section 4.22(a) of the SIB Disclosure Schedule, all such Loans are and were made in compliance in all material respects with all applicable laws and regulations.

            (b) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, SIB's underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

            (c) Except as set forth in Section 4.22(c) of the SIB Disclosure Schedule, none of the agreements pursuant to which SIB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

            (d) Each of SIB and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development ("HUD") to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association ("Ginnie Mae"); (iii) by the Department of Veteran's Affairs ("VA") to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") to originate and service conventional residential mortgage Loans.

            (e) Except as set forth in Section 4.22(e) of the SIB Disclosure Schedule, none of SIB or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. SIB has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of SIB and its Subsidiaries or to increase the guarantee fees payable to such investor.

            (f) Each of SIB and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

            (g) To the knowledge of SIB, each Loan included in a pool of Loans originated, acquired or serviced by SIB or any of its Subsidiaries (a "Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

         4.23. Community Reinvestment Act Compliance. SIBT is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA") and has received a CRA rating of "outstanding" from the OTS in its most recently completed exam.

         4.24. Labor Matters. Neither SIB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is SIB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SIB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to SIB's knowledge, threatened, nor is SIB aware of any activity involving its or any of its

Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         4.25. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on SIB, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of SIB or any of its Subsidiaries or for the account of a customer of SIB or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of SIB or one of its Subsidiaries and, to the knowledge of SIB, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) SIB or its Subsidiaries and, to the knowledge of SIB, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and
(iii) to SIB's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF ICBC

            As of the date hereof, ICBC has delivered to SIB a schedule (the "ICBC Disclosure Schedule") setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V or to one or more covenants contained in Article VI; provided, however, that
(i) no such item is required to be set forth in the ICBC Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.3(a), and (ii) the mere inclusion of an item in the ICBC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by ICBC that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect on ICBC.

            ICBC hereby represents and warrants to SIB as follows:

         5.1. Corporate Organization. (a) ICBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ICBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on ICBC. ICBC is duly registered as a savings and loan holding company under HOLA. The copies of the certificate of incorporation and bylaws of ICBC which have previously been made available to SIB are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

            (b) Each Subsidiary of ICBC (i) is duly organized and validly existing as a savings bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ICBC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

            (c) Except for its ownership of Independence Bank, ICBC does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Independence Bank is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the FDIC through the BIF and the Savings Association Insurance Fund ("SAIF") to the fullest extent permitted by law. Independence Bank is a member in good standing of the FHLB of New York.

      5.2. Capitalization. (a) The authorized capital stock of ICBC consists of 125,000,000 shares of ICBC Common Stock and 25,000,000 shares of preferred stock, no par value (the "ICBC Preferred Stock"). As of the date of this Agreement, there were 54,460,004 shares of ICBC Common Stock outstanding, no shares of ICBC Preferred Stock outstanding and 21,583,746 shares of ICBC Common Stock held in ICBC's treasury. As of the date of this Agreement, no shares of ICBC Common Stock or ICBC Preferred Stock were reserved for issuance, except for an aggregate of 6,570,340 shares of ICBC Common Stock reserved for issuance (i) upon the exercise of stock options pursuant to the 1998 Stock Option Plan and the 2002 Stock Incentive Plan (the "ICBC Stock Option Plans") and (ii) in payment of directors' fees pursuant to the Directors' Fee Plan. All of the issued and outstanding shares of ICBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2 of the ICBC Disclosure Schedule, and (ii) as set forth elsewhere in this Section 5.2, ICBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ICBC Common Stock or ICBC Preferred Stock or any other equity securities of ICBC or any securities representing the right to purchase or otherwise receive any shares of ICBC Common Stock or ICBC Preferred Stock. The shares of ICBC Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

            (b) Section 5.2(b) of the ICBC Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of ICBC. Except as set forth in Section 5.2(b) of the ICBC Disclosure Schedule, ICBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of ICBC's Subsidiaries, free and clear of any Liens whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither ICBC nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of ICBC or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

            (c) Except as disclosed in Section 5.2(c) of the ICBC Disclosure Schedule and for the ownership of ICBC's Subsidiaries, neither ICBC nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

            (d) No Voting Debt has been issued by ICBC and is outstanding.

      5.3. Authority; No Violation.

            (a) ICBC has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required ICBC Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of ICBC, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required ICBC Vote, and no other corporate or stockholder proceedings on the part of ICBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ICBC and (assuming due authorization, execution and delivery by SIB) constitutes a valid and binding obligation of ICBC, enforceable against ICBC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (b) Except as set forth in Section 5.3(b) of the ICBC Disclosure Schedule, neither the execution and delivery of this Agreement by ICBC, nor the consummation by ICBC of the transactions contemplated hereby, nor compliance by ICBC with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of ICBC or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ICBC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ICBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ICBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on ICBC.

      5.4. Consents and Approvals. Except for (i) the approvals of (A) the Merger by the OTS under HOLA, (B) the Savings Bank Merger by the FDIC under the Bank Merger Act and by the Superintendent under the New York banking law and (C) the payment of a dividend from Independence Bank to ICBC in an amount sufficient to pay the aggregate cash consideration and related payments by the Superintendent under Section 112 of the New York banking law and by the OTS under 12 C.F.R. Section 563.143, (ii) approval of the listing of the ICBC Common Stock to be issued in the Merger on the Nasdaq National Market System, (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the adoption of this Agreement by the Required SIB Vote and by the Required ICBC Vote, (vi) the consents and approvals set forth in Section 5.4 of the ICBC Disclosure Schedule, (vii) any notices or filings under the HSR Act and
(viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by ICBC of this Agreement and (B) the consummation by ICBC of the Merger and the other transactions contemplated hereby.

      5.5. SEC Documents; Other Reports; Internal Controls. (a) ICBC has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the "ICBC Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the ICBC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ICBC Reports, and none of the ICBC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the ICBC Reports. None of ICBC's Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

            (b) ICBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of ICBC and its Subsidiaries or as set forth in Section 5.5(b) of the ICBC Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of ICBC, threatened an investigation into the business or operations of ICBC or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 5.5(b) of the ICBC Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, ICBC or any of its Subsidiaries.

            (c) The records, systems, controls, data and information of ICBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ICBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the ICBC Reports filed with the SEC prior to the date hereof, ICBC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

      5.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of ICBC (including any related notes thereto) included in the ICBC Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superceded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of ICBC and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown. The books and records of ICBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

            (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of ICBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC or (ii) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, neither ICBC nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on ICBC.

      5.7. Broker's Fees. Except as set forth in Section 5.7 of the ICBC Disclosure Schedule, neither ICBC nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

      5.8. Absence of Certain Changes or Events. Except as publicly disclosed in the ICBC Reports filed prior to the date hereof or as set forth in Section 5.8 of the ICBC Disclosure Schedule, since September 30, 2003, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC and (ii) ICBC and its Subsidiaries have not taken any action that would have been prohibited by
Section 6.3 if taken after the date of this Agreement.

      5.9. Legal Proceedings. (a) Neither ICBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of ICBC's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ICBC or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on ICBC.

            (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon ICBC, any of its Subsidiaries or the assets of ICBC or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on ICBC.

      5.10. Taxes.


            (a) Except as set forth in Section 5.10(a) of the ICBC Disclosure
Schedule: (x) each of ICBC and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of ICBC (in accordance with GAAP) for all Taxes, whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of ICBC or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either ICBC or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

            (b) Neither ICBC nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is ICBC) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

            (c) Except as set forth in Section 5.10(c) of the ICBC Disclosure Schedule, none of ICBC or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

            (d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to ICBC or any of its Subsidiaries.

            (e) None of ICBC or any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

            (f) All Taxes required to be withheld, collected or deposited by or with respect to ICBC and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

            (g) Neither ICBC nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

            (h) Neither ICBC nor any of its Subsidiaries filed a consent prior to January 1, 2003 to the application of Section 341(f) of the Code.

            (i) ICBC is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      5.11. Employees; Employee Benefit Plans. (a) Section 5.11 of the ICBC Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of ICBC or any of its Subsidiaries has any present or future right to benefits and under which ICBC or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "ICBC Plans".

            (b) (i) Each ICBC Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each ICBC Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject ICBC or any of its Subsidiaries, either directly or by reason of their affiliation with any "ERISA Affiliate" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 5.11 of the ICBC Disclosure Schedule, no Plan provides retiree welfare benefits and neither ICBC nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither ICBC nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

            (c) With respect to any ICBC Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of ICBC or any of its Subsidiaries, threatened, (ii) no facts or circumstances exist to the knowledge of ICBC or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims,
(iii) no written or oral communication has been received from the PBGC in respect of any ICBC Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

      5.12. Board Approval; Stockholder Vote Required. (a) The Board of Directors of ICBC, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the "ICBC Board Approval"), has (i) determined that this Agreement and the Merger are fair to and in the best interests of ICBC and its stockholders and declared the Merger to be advisable,
(ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of ICBC adopt this Agreement and directed that such matter be submitted for consideration by ICBC stockholders at the ICBC Stockholders Meeting.

            (b) The affirmative vote of the holders of a majority of the outstanding shares of ICBC Common Stock to adopt this Agreement (the "Required ICBC Vote") is the only vote of the holders of any class or series of ICBC capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

      5.13. Compliance With Applicable Law. Except as disclosed in Section 5.13 of the ICBC Disclosure Schedule, ICBC and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to ICBC or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on ICBC, and neither ICBC nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on ICBC.

      5.14. Agreements With Regulatory Agencies. Except as set forth in Section
5.14 of the ICBC Disclosure Schedule, neither ICBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.14 of the ICBC Disclosure Schedule, an "ICBC Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or its business, nor has ICBC or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any ICBC Regulatory Agreement.

      5.15. ICBC Information. The information relating to ICBC and its Subsidiaries to be provided by ICBC to be contained in the Joint Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to SIB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

      5.16. Title to Property.


            (a) Real Property. Except as disclosed in Section 5.16(a) of the ICBC Disclosure Schedule, ICBC and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of ICBC and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC.

            (b) Personal Property. ICBC and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the ICBC Reports filed prior to the date hereof or as disclosed in Section 5.16(b) of the ICBC Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC.

            (c) Leased Property. All leases of real property and all other leases material to ICBC and its Subsidiaries under which ICBC or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by ICBC or such Subsidiary or, to the knowledge of ICBC, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, ICBC or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ICBC.

      5.17. Environmental Liability. Except as set forth in Section 5.17 of the ICBC Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on ICBC or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any the Environmental Laws, pending or, to the knowledge of ICBC, threatened against ICBC or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on ICBC. To the knowledge of ICBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on ICBC. To the knowledge of ICBC, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on ICBC. Neither ICBC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on ICBC.

      5.18. Opinion Of Financial Advisor. ICBC has received the opinions of Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the stockholders of SIB in the Merger is fair from a financial point of view to ICBC.


      5.19. Patents, Trademarks, Etc. ICBC and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 5.19 of the ICBC Disclosure Schedule, neither ICBC nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither ICBC nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

      5.20. Loan Matters. (a) Each outstanding loan held by ICBC (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant loan documents, ICBC's underwriting standards (and, in the case of ICBC Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

            (b) Except as set forth in Section 5.20(b) of the ICBC Disclosure Schedule, none of the agreements pursuant to which ICBC or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

            (c) Each of ICBC and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by HUD to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by Ginnie Mae; (iii) by the VA to originate and service VA loans; (iv) as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential and multi-family mortgage loans and (v) as a delegated underwriting and servicing lender by Fannie Mae.

            (d) Except as set forth in Section 5.20(d) of the ICBC Disclosure Schedule, none of ICBC or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. ICBC has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of ICBC and its Subsidiaries or to increase the guarantee fees payable to such investor.

            (e) Each of ICBC and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

            (f) To the knowledge of ICBC, each Loan included in a Pool originated, acquired or serviced by ICBC or any of its Subsidiaries meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no loan has been bought out of a Pool without all required approvals of the applicable investors.

      5.21. Community Reinvestment Act Compliance. Independence Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of "satisfactory" from the FDIC and the New York Banking Department in its most recently completed exams.


      5.22. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on ICBC, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of ICBC or any of its Subsidiaries or for the account of a customer of ICBC or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of ICBC or one of its Subsidiaries and, to the knowledge of ICBC, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) ICBC or its Subsidiaries and, to the knowledge of

ICBC, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and
(iii) to ICBC's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of ICBC, during the period from the date of this Agreement to the Effective Time, SIB shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby. In addition, SIB agrees to cooperate with ICBC following the execution of this Agreement with respect to (i) the development and implementation of a plan for the operation of the SIB Mortgage Corp. (the "Mortgage Company") pending the consummation of the transactions contemplated hereby, including causing the Mortgage Company to enter into such hedging and/or derivative transactions or revise its underwriting or other operational procedures as ICBC may reasonably request, and (ii) the negotiation, execution and delivery of a mutually satisfactory Mortgage Company Flow Agreement (as hereinafter defined) and one or more mutually satisfactory asset purchase agreements with respect to the sale or disposition of certain branch offices and related assets and operations, in each case consistent with the terms previously discussed by the parties (collectively, the "Mortgage Company Operating Plan").

      6.2. SIB Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the SIB Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, SIB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of ICBC, which shall not be unreasonably withheld or delayed:

            (a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock, other than (A) regular quarterly cash dividends on SIB Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice, provided, however, that no dividend shall be paid by SIB on SIB Common Stock if SIB shall be required to borrow funds to do so; (B) dividends paid by any of the Subsidiaries of SIB so long as such dividends are only paid to SIB or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause SIBT to cease to qualify as a "well capitalized" institution under 12 C.F.R. Section 565.4); (iii) or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof and disclosed in Section 4.2(a) of the SIB Disclosure Schedule), Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt;

            (b) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

            (c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), except (i) sales of Loans in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the SIB Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

            (d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets, of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of, which would be material, individually or in the aggregate, to SIB, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

            (e) enter into, renew or terminate any contract, lease or agreement, other than Loans made by SIB's thrift and mortgage bank subsidiaries to their customers in the ordinary course of business consistent with past practice, that calls for aggregate annual payments of $250,000 or more; or make any material change in any of such contracts, leases or agreements, other than renewals of such contracts or leases for a term of one year or less without material changes to the terms thereof;

            (f) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of SIB or its Subsidiaries (except for increases in salary or wages of non-executive officers or employees in the ordinary course of business consistent with past practice), except as may be required pursuant to the terms of any plan or agreement in effect on the date of this Agreement and disclosed in Section 4.11 of the SIB Disclosure Schedule;
(ii) grant any severance or termination pay to any present or former director, officer or employee of SIB or its Subsidiaries except pursuant to the terms of any Plan or agreement in effect on the date of this Agreement and disclosed in
Section 4.11 of the SIB Disclosure Schedule; (iii) grant or pay or agree to pay any annual bonus in respect of 2003 to those persons listed on Schedule 4.11(f) under the heading "SI Bank & Trust", (iv) loan or advance any money or other property to any present or former director, officer or employee of SIB or its Subsidiaries, except for loans made in accordance with SIBT's loan policy in effect on the date hereof and in compliance with Regulation O; (v) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (vi) grant any equity or equity-based awards; or (vii) increase the funding obligation or contribution rate of any Plan;

            (g) other than expenditures budgeted in the capital expenditure budget and as set forth in Section 6.2(g) of the SIB Disclosure Schedule, make any capital expenditures in excess of (A) $250,000 per project or related series of projects or (B) $500,000 in the aggregate;

            (h) except as set forth in Section 6.2(h) of the SIB Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

            (i) except for Loans or commitments for Loans that have previously been approved by SIB prior to the date of this Agreement, (A) make or acquire any Loan or issue a commitment for any Loan except for Loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal balance of $1,000,000 or less in the case of single-family residential mortgage Loans and $2,500,000 million or less in the case of commercial real estate, commercial business and construction Loans (in each case, provided that such Loans are made in accordance with the policies and procedures at SIB and its Subsidiaries); (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any Loan or commitment for any Loan with a principal balance in excess of $1,000,000; (C) incur any indebtedness for borrowed money, other than deposit liabilities, FHLB advances and reverse repurchase agreements, in each case, entered into in the ordinary course of business consistent with past practice and with a final maturity of one year or less; or (D) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person other than any wholly owned Subsidiary of SIB (other than the endorsement of checks and other negotiable instruments in the normal process of collection);

            (j) except as otherwise expressly permitted elsewhere in this
Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

            (k) settle any claim, action or proceeding involving monetary damages in excess of $100,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

            (l) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of SIB), or a letter of intent or agreement in principle with respect thereto;

            (m) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

            (n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

            (o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Sections 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in
Section 8.2(c);

            (p) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by SIB's independent public accountants;

            (q) issue any mortgage-backed securities with respect to any Loans or create any special purpose funding or variable interest entity;

            (r) make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of SIB or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of SIB or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

            (s) with respect to the Mortgage Company, originate any mortgage Loans or sell or deliver any mortgage Loans, or enter into any hedging or other derivative transactions with respect thereto, other than in accordance with the terms and guidelines set forth in a pipeline assumption and forward flow commitment agreement (the "Mortgage Company Flow Agreement"), to be entered into as promptly as practicable following the date hereof, by and between the Mortgage Company and Lehman Brothers Inc (it being understood that the provisions of this paragraph (s) shall only apply if and when such agreement is executed); or

            (t) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

      6.3. ICBC Forbearances. Except as expressly provided in this Agreement or with the prior written consent of SIB, during the period from the date of this Agreement to the Effective Time, ICBC shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).

      Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, as set forth in Section 6.3 of the ICBC Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, ICBC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SIB, which consent shall not be unreasonably withheld or delayed:

            (a) amend its certificate of incorporation, bylaws or similar governing documents, other than to increase the authorized capital stock of ICBC or to change the par value of the ICBC Common Stock or to designate the terms of any ICBC Preferred Stock;

            (b) split, combine or reclassify any capital stock; or make, declare or pay any dividend (except for ICBC's regular quarterly cash dividend and any specified dividends on any shares of ICBC Preferred Stock that may hereafter be issued) or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; provided, however, that nothing contained herein shall prohibit ICBC from increasing the quarterly cash dividend on the ICBC Common Stock or from paying a dividend or making a distribution on the ICBC Common Stock in rights or warrants to purchase shares of capital stock of ICBC as long as proper provision is made to issue corresponding rights or warrants in respect of the ICBC Common Stock issued as part of the Merger Consideration;

            (c) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a Material Adverse Effect on ICBC;

            (d) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by ICBC's independent public accountants;

            (e) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or any of the conditions to the Merger set forth in Sections
8.1 and 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c) or in a material violation of any provision of this Agreement; or

            (f) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

      7.1. Regulatory Matters. (a) ICBC and SIB shall promptly prepare and file with the SEC the Joint Proxy Statement/Prospectus, and ICBC shall promptly prepare and file with the SEC the S-4. Each of ICBC and SIB shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter to mail the Joint Proxy Statement/Prospectus to their respective stockholders.

            (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

            (c) ICBC and SIB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Joint Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of ICBC, SIB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

            (d) SIB acknowledges and agrees that ICBC intends to cause SIBT to be merged with and into Independence Bank at or immediately following the Effective Time. SIB agrees that its obligations pursuant to this Section 7.1 include an obligation to use its reasonable best efforts to take all actions necessary to cause the Savings Bank Merger to be consummated at such time.

      7.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, SIB shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of ICBC access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of SIB and its Subsidiaries, and, during such period, SIB shall, and shall cause its Subsidiaries to, make available to ICBC (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which SIB is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as ICBC may reasonably request. Neither SIB nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            (b) ICBC shall hold all information furnished by SIB or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated October 3, 2003, between ICBC and SIB (the "Confidentiality Agreement").

            (c) No investigation by ICBC or its respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of SIB set forth herein.

      7.3. Stockholder Approval. (a) SIB shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "SIB Stockholders Meeting") for the purpose of obtaining the Required SIB Vote and, except as provided hereby, shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of SIB shall recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of SIB (the "SIB Recommendation"); provided, however, that the Board of Directors of SIB may (x) withdraw, modify, qualify in any manner adverse to ICBC, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the SIB Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in SIB Recommendation") if the Board of Directors of SIB determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of SIB at the SIB Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve SIB of such obligation.

            (b) ICBC shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "ICBC Stockholders Meeting" and together with the SIB Stockholders Meeting, the "Stockholders Meetings") for the purpose of obtaining the Required ICBC Vote and, except as provided hereby, shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of ICBC shall recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of ICBC (the "ICBC Recommendation"); provided, however, that the Board of Directors of ICBC may (x) withdraw, modify, qualify in any manner adverse to SIB, condition or refuse to make such recommendation or
(y) take any other action or make any other public statement in connection with the ICBC Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in ICBC Recommendation" and together with a Change in SIB Recommendation, a "Change in Recommendation") if the Board of Directors of ICBC determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of ICBC at the ICBC Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve ICBC of such obligation.

            (c) SIB and ICBC will each use their reasonable best efforts to cause the SIB Stockholders Meeting and the ICBC Stockholders Meeting to be held on the same date.

      7.4. Acquisition Proposals. (a) ICBC and SIB each agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries, other than any such transaction permitted by Section 6.2 in the case of

SIB, and Section 6.3 in the case of ICBC, or any purchase or sale of 15% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred as an "Acquisition Proposal" with respect to either ICBC or SIB), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that, prior to the date of its Stockholders Meeting, a party receives an unsolicited bona fide Acquisition Proposal and its board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, such party may, and may permit its Subsidiaries and its and their representatives to, furnish or cause to be furnished confidential information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to such party than the Confidentiality Agreement. The term "Significant Subsidiary" shall have the meaning ascribed thereto in Rule 1-02 of Regulation S-X.

            (b) For purposes of this Agreement, "Superior Proposal" with respect to either ICBC or SIB means a bona fide written Acquisition Proposal which the Board of Directors of ICBC or SIB, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of ICBC or SIB, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in Section 7.4(a), except that the reference to "15% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving voting securities of ICBC or SIB, as the case may be.

            (c) Each party will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than the other party with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by such party thereunder. Each party will (i) promptly (within one Business Day) following the receipt of any Acquisition Proposal, or of any inquiry which could reasonably be expected to lead to an Acquisition Proposal, advise the other party of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis and (ii) in the event of a person making a Superior Proposal, furnish the other party a copy of the relevant proposed transaction agreements with such person making such Superior Proposal and other material documents.

            (d) Nothing contained in this Agreement shall prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

      7.5. Legal Conditions to Merger. (a) Subject to the terms and conditions of this Agreement, each of ICBC and SIB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Savings Bank Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by SIB or ICBC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

            (b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each of ICBC and SIB agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which ICBC or SIB is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

      7.6. Affiliates. SIB shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of SIB to deliver to ICBC, as soon as practicable after the date of this Agreement, and in any event prior to the date of the SIB Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to ICBC, relating to required transfer restrictions on the ICBC Common Stock received by them in the Merger pursuant to Rule 145.

      7.7. Employees; Employee Benefit Plans.


            (a) As of or as soon as practicable following the Effective Time, the employees of SIB and its Subsidiaries (the "SIB Employees") shall become employees of ICBC or a Subsidiary thereof and shall be eligible to participate in the ICBC Plans in which similarly situated employees of ICBC or Independence Bank participate, to the same extent as similarly situated employees of ICBC or Independence Bank (it being understood that inclusion of SIB Employees in such employee benefit plans may occur at different times with respect to different plans); provided, however, that (i) nothing contained herein shall require ICBC or any of its Subsidiaries to make any grants to any SIB Employee under the ICBC Stock Option Plans or the ICBC 1998 Recognition and Retention Plan and Trust Agreement, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require ICBC or any of its Subsidiaries to permit a SIB Employee who is receiving severance as a result of the transactions contemplated by this Agreement pursuant to any employment, severance, consulting or other compensation agreements, plans and arrangements with SIB or any of its Subsidiaries to participate in any severance or change in control of agreement or plan offered by ICBC or any of its Subsidiaries, (iii) nothing contained herein shall require an SIB Employee's participation in the ICBC defined benefit pension plan and (iv) nothing contained herein shall require an SIB Employee's participation in the ICBC Employee Stock Ownership Plan prior to January 1, 2005.

            (b) With respect to each ICBC Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for participation or accrual of benefits under the ICBC defined benefit pension plan), service with SIB or any Subsidiary shall be treated as service with ICBC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any ICBC Plan. Each ICBC Plan shall waive pre-existing condition limitations to the same extent waived under the applicable SIB Plan. SIB Employees shall be given full credit for amounts paid under a corresponding SIB or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the ICBC Plan during the applicable plan year.

            (c) As of the Effective Time, ICBC shall assume and honor and shall cause the appropriate Subsidiaries of ICBC to assume and honor in accordance with their terms all employment, severance and other compensation agreements, plans and arrangements existing immediately prior to the execution of this Agreement which are between SIB or any of its Subsidiaries and any officer or employee thereof and which have been disclosed in Section 4.11(a) of the SIB Disclosure Schedule, including without limitation bank-owned life insurance, other than those employment agreements covered by the Termination and Release Agreements referenced in Section 7.7(d) hereof. ICBC acknowledges and agrees that (i) the consummation of the Merger constitutes a "Change in Control" for all purposes pursuant to such agreements, plans and arrangements, and (ii) that the persons listed in Section 7.7(c) of the SIB

Disclosure Schedule shall receive severance benefits as of the Effective Time pursuant to the employment and severance agreements entered into by such persons with SIB or its Subsidiaries, to the extent that such employment and severance agreements have been disclosed to ICBC in the SIB Disclosure Schedule and provided that such persons remain employed by SIB or its Subsidiaries as of the Effective Time. To the extent that an officer or employee of SIB or any of its Subsidiaries is entitled to the continued receipt of health insurance, life insurance, automobile allowance or other similar fringe benefits pursuant to any agreement set forth in Section 4.14(c) of the SIB Disclosure Schedule between SIB or any of its Subsidiaries, on the one hand, and any officer or employee of SIB or any of its Subsidiaries, on the other hand (the "Executive Agreements"), and such officer or employee becomes a director, officer, employee or consultant of ICBC or any of its Subsidiaries following the Effective Time and as a result becomes entitled to receive the same fringe benefits in his or her capacity as a director, officer, employee or consultant of ICBC or any of its Subsidiaries, then the fringe benefits provided to such person shall be deemed to be provided in connection with such person's service as a director, officer, employee or consultant of ICBC or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to (and for the sole purpose to avoid duplication of benefits), the same fringe benefits that would have otherwise been provided pursuant to the Executive Agreement.

            (d) Concurrently with the execution of this Agreement by the parties hereto, (i) each of Harry P. Doherty and James R. Coyle and SIB, SIBT and ICBC shall enter into a Termination and Release Agreement substantially in the form of Exhibit A hereto, (ii) Mr. Doherty, ICBC and Independence Bank shall enter into an employment agreement substantially in the form of Exhibit B hereto, and
(iii) Mr. Coyle, ICBC and Independence Bank shall enter into a noncompetition agreement substantially in the form of Exhibit C hereto.

            (e) With respect to the SIB Employee Stock Ownership Plan (the "ESOP"), SIB shall:

            (i) take any actions necessary to cause the ESOP to be terminated and for the balances in all Participant Accounts (as defined in the ESOP) to become fully vested and nonforfeitable as of the Effective Time;

            (ii) cause the Trustee of the ESOP to sell a number of shares of ICBC Common Stock received in the Merger as is necessary to obtain cash at least equal to the remaining ESOP indebtedness;

            (iii) cause the Trustee to use such cash to repay in full all such outstanding ESOP indebtedness;

            (iv) cause the shares of ICBC Common Stock and/or any cash remaining in the suspense account maintained under the ESOP, after giving effect to the repayment of ESOP indebtedness referred to in subparagraph (iii) above, to be allocated to the accounts of all ESOP participants who have account balances as of the beginning of the ESOP plan year in which the ESOP is terminated, in accordance with the applicable provisions of the ESOP;

            (v) cause the account balances of all ESOP participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as practicable following the later of (A) the Effective Time or (B) the date of receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination; and

            (vi) adopt amendment(s) to the ESOP, in form and substance reasonably satisfactory to ICBC, as may be requested by the IRS in connection with the request for a determination letter.

            (f) As soon as practicable after the date hereof, SIB shall file a request for a determination letter from the IRS regarding the continued qualified status of the ESOP upon its termination. Prior to the Effective Time, SIB and, following the Effective Time, ICBC shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocation described herein as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Neither SIB nor ICBC shall implement any of the actions described in Sections 7.7(d)(iv) and (v) above until receipt of such favorable determination letter.

            (g) As of the Effective Time, each SIB Employee who is a participant in the SIB 401(k) Plan (the "SIB 401(k) Plan") shall become fully vested in his or her employer matching account balance in the SIB 401(k) Plan and the SIB 401(k) Plan will either (x) be merged into the ICBC 401(k) Plan (the "ICBC 401(k) Plan"), effective as of a date following the Effective Time, as selected by ICBC, or (y) if so elected by ICBC, terminated immediately prior to, on or after the Effective Time. The determination as to whether the SIB 401(k) Plan shall be terminated or merged into the ICBC 401(k) Plan shall be made by ICBC. Effective as of the date of the merger of the SIB 401(k) Plan into the ICBC 401(k) Plan, if applicable, or the termination of the SIB 401(k) Plan (or the Effective Time, if subsequent to such termination), if applicable, SIB employees who are then participating in the SIB 401(k) Plan shall become participants in the ICBC 401(k) Plan.

            (h) As soon as practicable after the execution of this Agreement, SIB will cooperate to cause the SIB Recognition Plan to be amended (including, without limitation, amending the SIB Recognition Plan to remove any provision that prohibits the termination of such plan prior to awarding all unallocated shares under such plan) and other necessary actions taken, in a manner reasonably acceptable to ICBC, to provide that (i) the SIB Recognition Plan will terminate upon the Effective Time and (ii) all unallocated shares of SIB Common Stock held in the trust under the SIB Recognition Plan will be cancelled upon the Effective Time and all assets relating to such unallocated shares will be distributed to SIB; provided, however, that any distribution of shares under the SIB Recognition Plan shall be effected in accordance with the requirements, if any, of federal and state securities laws and regulations. No action shall be taken that would adversely affect the rights of plan participants who hold outstanding grants or awards of shares of SIB Common Stock, whether before or after the Effective Time. No further grants or awards shall be made by SIB or its Subsidiaries under the SIB Recognition Plan following the date of this Agreement.

            (i) ICBC agrees to honor the terms of each of the SIB SERPs which have been disclosed in Section 4.11 of the SIB Disclosure Schedule.

            (j) Any person who is serving as an employee of either SIB or any Subsidiary thereof as of the date of this Agreement (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by ICBC or any of its Subsidiaries within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from ICBC or its Subsidiary equal in amount to two week's base pay for each full year such employee was employed by SIB or a SIB Subsidiary or any successor or predecessor thereto, subject to a minimum of two weeks' severance and a maximum of 52 weeks' severance; provided that the benefits payable pursuant to this Section 7.7(j) shall be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to SIB's written severance policy described in Section 4.11(a) of the SIB Disclosure Schedule and subject to the terms and conditions set forth therein. For purposes of this Section 7.7(j), "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

            (k) Section 7.7(k) of the SIB Disclosure Schedule sets forth the accrued but unpaid vacation pay for employees of SIB and its Subsidiaries as of September 30, 2003. If the employment of any employee of SIB or any of its Subsidiaries identified on Section 7.7(k) of the SIB Disclosure Schedule is terminated within twelve (12) months following the Effective Time, then any vacation pay accrued and expensed (consistent with the financial statements provided by SIB to ICBC) based on such employee's employment from January 1, 2004 to the Effective Time shall be paid to the employee to the extent not used prior to the termination of employment.

            (l) Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by ICBC and SIB after the date hereof, SIB may pay cash retention bonuses to employees of SIB and its Subsidiaries who are selected by the chief executive officer of SIB with the prior approval of ICBC, such approval not to be unreasonably withheld, in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the Effective Time and for a specified period thereafter, provided that the aggregate amount of such retention bonuses shall not exceed $800,000.

            (m) To the extent permitted by applicable law, ICBC shall assume and continue to maintain the split dollar life insurance policies listed in Section 7.7(m) of the SIB Disclosure Schedule in accordance with the terms of such policies; provided, however, that ICBC shall not unreasonably terminate such policies (it being understood, for the sake of clarity, that in the event that the tax advantages to ICBC of maintaining such policies diminish due to a change in the applicable tax laws or otherwise, any termination of such policies by ICBC shall be deemed reasonable). This Section 7.7(m) is intended to be for the benefit of, and shall be enforceable by, the named insureds in such policies.

      7.8. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of SIB or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of SIB, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which with respect to the directors and officers of SIB or any of its Subsidiaries as of the date of this Agreement is set forth in Section 7.8(a) of the SIB Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, ICBC shall indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of SIB as in effect on the date of this Agreement, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the DGCL, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify ICBC thereof, provided that the failure to so notify shall not affect the obligations of ICBC under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices ICBC. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ICBC; provided, however, that (A) ICBC shall have the right to assume the defense thereof and upon such assumption ICBC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if (x) ICBC elects not to assume such defense or
(y) counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between ICBC and the Indemnified Parties, then the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ICBC, and ICBC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) ICBC shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel (in addition to local counsel) for any action or group of related actions for all Indemnified Parties, (C) ICBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) ICBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or regulation.

            (b) Nothing contained in Section 7.8(a) or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of SIB may have under applicable law or regulation or the SIB's Certificate of Incorporation, Bylaws or the equivalent documents of any Subsidiary of SIB, as applicable, in each case as in effect on the date hereof, which ICBC agrees to honor in accordance with their terms. Without limiting the foregoing, ICBC also agrees that the limitations on liability existing in favor of the Indemnified Parties in SIB's Certificate of Incorporation or the equivalent documents of any SIB Subsidiary as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

            (c) ICBC shall use its reasonable best efforts to cause the persons serving as officers and directors of SIB immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors' and officers' liability insurance policy or policies maintained by ICBC (provided that ICBC's policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of SIB than the terms and conditions of the existing directors' and officers' liability insurance policy of SIB, and provided further that in no event will ICBC be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by SIB for the insurance covering the officers and directors of SIB (the "Insurance Amount"), and provided, further, that if ICBC is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding proviso, ICBC shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

            (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

            (e) If ICBC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of ICBC shall assume the obligations set forth in this Section 7.8.

      7.9. Advice of Changes. ICBC and SIB shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

      7.10. Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, each party hereto shall furnish to the other party (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders' equity) of SIB and each of its Subsidiaries or of ICBC and each of its Subsidiaries, as the case may be, as of and for such month then ended and (ii) any internal management reports relating to the foregoing. All information furnished by a party hereto pursuant to this Section 7.10 shall be held in confidence by the other party to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

      7.11. Reorganization; Certain Modifications. (a) Neither ICBC nor SIB shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger or the Savings Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (b) At or before the Effective Time, upon the request of ICBC, SIB shall, consistent with GAAP, modify and change its employee benefits, loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of ICBC; provided, however, that SIB shall not be required to take such action (x) more than five Business Days prior to the Effective Time, and (y) unless ICBC agrees in writing that all conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date; and provided further that no party's representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any such actions which may be undertaken on account of this Section 7.11(b)

      7.12. Exemption From Liability Under Section 16(b). Assuming that SIB delivers to ICBC the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of ICBC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the SIB Insiders (as defined below) of ICBC Common Stock in exchange for shares of SIB Common Stock, and of options to purchase ICBC Common Stock upon conversion of SIB Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by SIB to ICBC prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the SIB Insiders, the number of shares of SIB Common Stock held by each such SIB Insider and the number and description of the SIB Options held by each such SIB Insider. "SIB Insiders" shall mean those officers and directors of SIB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the
Section 16 Information.

      7.13. Stock Exchange Listing. ICBC shall use its reasonable best efforts to cause the shares of ICBC Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.


      7.14. Board of Directors and Officers of Surviving Company. Following the date of this Agreement, ICBC shall take all action necessary to cause the number of directors that will comprise the full Board of Directors of the Surviving Company following the Effective Time to be sixteen, consisting of (i) eleven members from the current Board of Directors of ICBC, and (ii) the current Chief Executive Officer of SIB and four other members of the Board of Directors of SIB selected by SIB and reasonably acceptable to ICBC. The directors from the Board of Directors of SIB shall be allocated among the three classes of directors of the Board of Directors of ICBC as ratably as possible. Mr. Doherty shall be appointed as Vice Chairman of the Board of Directors of both ICBC and Independence Bank for a period of three years following the Effective Time. At the end of the initial term for each of the five directors selected by SIB, the director shall be re-nominated for an additional three-year term, subject to the fiduciary duties of the Board of Directors of ICBC and such directors meeting the eligibility requirements set forth in ICBC's bylaws. In addition, the five directors selected by SIB shall have proportional representation (or representation as close to proportional as possible) on the major committees of the Board of Directors of ICBC for a period of three years following the Effective Time. ICBC's Board of Directors shall also take all necessary action following the date of this Agreement to cause the persons specified in Section 7.14 of the SIB Disclosure Schedule to be appointed to the offices of the Surviving Company specified in such Schedule.

      7.15. Advisory Board. ICBC shall, as of the Effective Time, invite all of the members of SIB's Board of Directors as of the date of this Agreement, other than those members selected to be directors of ICBC, who are willing to serve to be appointed as members of ICBC's advisory board with respect to deposit taking and mortgage lending activities in SIBT's former primary market areas (the "Advisory Board"). The members of the Advisory Board shall be elected to a term of three years beginning on the Closing Date and non-employee members shall receive an annual retainer fee for each year of such service of $62,500, which shall be payable in monthly installments or in one lump sum at any time in advance at the option of ICBC. Mr. Coyle shall be the chairman of the Advisory Board for three years following the Effective Time.

      7.16. Outplacement Services. ICBC agrees to provide out-placement services to those officers of SIB or SIBT with a title of Vice President or higher whose employment is terminated for other than Cause (as defined in Section 7.7(j) hereof) within one year following the Effective Time. The nature of the out-placement services shall be mutually acceptable to ICBC and SIB and shall be determined in good faith.

      7.17. Division. For at least three years subsequent to the Savings Bank Merger, the offices of (i) SIB immediately prior to the Effective Time and (ii) the offices of ICBC, in each case which are located in Staten Island, shall be operated as the "SI Bank & Trust Division of Independence Community Bank."


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

      8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:


            (a) Stockholder Approvals. SIB shall have obtained the Required SIB Vote in connection with the adoption of this Agreement and ICBC shall have obtained the Required ICBC Vote in connection with the adoption of this Agreement.


            (b) Stock Exchange Listing. The shares of ICBC Common Stock to be issued to the holders of SIB Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.


            (c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the approval of the Merger by the OTS under HOLA; the approval of the Savings Bank Merger by the FDIC under the Bank Merger Act and by the Superintendent under the New York banking law; and approval of the dividend referred to in Section 5.4 by the Superintendent and the OTS) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

            (d) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.


            (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

      8.2. Conditions to Obligations of ICBC. The obligations of ICBC to effect the Merger are also subject to the satisfaction or waiver by ICBC at or prior to the Effective Time of the following conditions:


            (a) Representations and Warranties. The representations and warranties of SIB set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8(i)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and
Section 4.8(i)) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on SIB. ICBC shall have received a certificate signed on behalf of SIB by the Chief Executive Officer and Chief Financial Officer of SIB to the foregoing effect.

            (b) Performance of Obligations of SIB. SIB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ICBC shall have received a certificate signed on behalf of SIB by the Chief Executive Officer and the Chief Financial Officer of SIB to such effect.


            (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Company.

            (d) Tax Opinion. ICBC shall have received an opinion of Simpson Thacher & Bartlett LLP, counsel to ICBC, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Simpson Thacher & Bartlett LLP may require and rely upon written representations from SIB, ICBC and others.

      8.3. Conditions To Obligations Of SIB. The obligation of SIB to effect the Merger is also subject to the satisfaction or waiver by SIB at or prior to the Effective Time of the following conditions:


            (a) Representations and Warranties. The representations and warranties of ICBC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and
Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on ICBC. SIB shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and the Chief Financial Officer of ICBC to the foregoing effect.

            (b) Performance of Obligations of ICBC. ICBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SIB shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and the Chief Financial Officer of ICBC to such effect.


            (c) Tax Opinion. SIB shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to SIB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in letters from SIB, ICBC and others.

                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

      9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:


            (a) by mutual consent of ICBC and SIB in a written instrument, if the Board of Directors of each of ICBC and SIB so determines;

            (b) by either ICBC or SIB if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

            (c) by either ICBC or SIB if the Effective Time shall not have occurred on or before June 30, 2004, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

            (d) by either ICBC or SIB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

            (e) by either ICBC or SIB if either the Required SIB Vote or the Required ICBC Vote shall not have been obtained at the applicable Stockholders Meeting or at any adjournment or postponement thereof;

            (f) by ICBC, if (i) the Board of Directors of SIB shall have failed to recommend adoption of this Agreement by the stockholders of SIB or shall have effected a Change in SIB Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, (ii) SIB shall have breached the terms of Section 7.4 hereof in any respect materially adverse to ICBC, or (iii) SIB shall have materially breached its obligations under Section 7.3(a) by failing to call, give notice of, convene and hold the SIB Stockholders Meeting in accordance with Section 7.3(a);

            (g) by SIB, if (i) the Board of Directors of ICBC shall have failed to recommend adoption of this Agreement by the stockholders of ICBC or shall have effected a Change in ICBC Board Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, (ii) ICBC shall have breached the terms of Section 7.4 hereof in any respect materially adverse to SIB, or (iii) SIB shall have materially breached its obligations under Section 7.3(b) by failing to call, give notice of, convene and hold the ICBC Stockholders Meeting in accordance with Section 7.3(b);

            (h) by ICBC if a tender offer or exchange offer for 25% or more of the outstanding shares of SIB Common Stock is commenced (other than by ICBC or a Subsidiary thereof), and the Board of Directors of SIB recommends that the stockholders of SIB tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or

            (i) by SIB if a tender offer or exchange offer for 25% or more of the outstanding shares of ICBC Common Stock is commenced (other than by SIB or a Subsidiary thereof), and the Board of Directors of ICBC recommends that the stockholders of ICBC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

      9.2. Effect of Termination.

            (a) In the event of termination of this Agreement by either ICBC or SIB as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of ICBC, SIB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither ICBC nor SIB shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

            (b) SIB shall pay ICBC, by wire transfer of immediately available funds, the sum of $58,960,000 (the "Termination Fee") if this Agreement is terminated as follows:

            (i) if this Agreement is terminated by ICBC pursuant to Sections 9.1(f) or 9.1(h), then SIB shall pay the entire Termination Fee on the second Business Day following such termination; and

            (ii) if this Agreement is terminated by (A) ICBC pursuant to Section 9.1(d), (B) by either ICBC or SIB pursuant to Section 9.1(e), due to a failure to receive the Required SIB Vote or (C) by either ICBC or SIB pursuant to Section 9.1(c) and at the time of such termination, no vote of the stockholders of SIB contemplated by this Agreement at the SIB Stockholders Meeting shall have occurred, and in any such case an Acquisition Proposal with respect to SIB shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of SIB (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the SIB Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or
      (C), then SIB shall pay (x) an amount equal to 1/3 of the Termination Fee on the second Business Day following such termination, and (y) if within 12 months after such termination SIB or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then SIB shall pay the remainder of the Termination Fee on the date of such execution or consummation.

            (c) ICBC shall pay SIB, by wire transfer of immediately available funds, the Termination Fee if this Agreement is terminated as follows:

            (i) if this Agreement is terminated by SIB pursuant to Sections 9.1(g) or 9.1(i), then ICBC shall pay the entire Termination Fee on the second Business Day following such termination; and

            (ii) if this Agreement is terminated by (A) SIB pursuant to Section 9.1(d), (B) by either ICBC or SIB pursuant to Section 9.1(e), due to a failure to receive the Required ICBC Vote or (C) by either ICBC or SIB pursuant to Section 9.1(c) and at the time of such termination, no vote of the stockholders of ICBC contemplated by this Agreement at the ICBC Stockholders Meeting shall have occurred, and in any such case an Acquisition Proposal with respect to ICBC shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of ICBC (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the ICBC Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then ICBC shall pay (x) an amount equal to 1/3 of the Termination Fee on the second Business Day following such termination, and (y) if within 12 months after such termination ICBC or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then ICBC shall pay the remainder of the Termination Fee on the date of such execution or consummation.

            (d) Any Termination Fee or portion thereof that becomes payable pursuant to Section 9.2(b) or (c) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receipt thereof.

            (e) SIB and ICBC agree that the agreement contained in paragraphs
(b) and (c) above is an integral part of the transactions contemplated by this Agreement, that without such agreement by each party the other party would not have entered into this Agreement, and that such amounts do not constitute a penalty. If a party fails to pay the amounts due under paragraph (b) or (c) above within the time periods specified in such paragraphs (b) or (c), such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

      9.3. Amendment. Subject to compliance with applicable law and the provisions of Section 2.7 hereof, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of SIB or of ICBC; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               GENERAL PROVISIONS

      10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

      10.2. Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.


      10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

                  (a)   if to ICBC, to:

                                    Independence Community Bank Corp.
                                    195 Montague Street
                                    Brooklyn, New York  11201
                                    Fax:      (718) 722-5319
                                    Attn:     Chief Executive Officer

                        with a copy to:

                                    Simpson Thacher & Bartlett LLP
                                    425 Lexington Avenue
                                    New York, NY 10017
                                    Fax:      (212) 455-2502
                                    Attn:     Lee Meyerson
                                              Maripat Alpuche

                  (b)   if to SIB, to:

                                    Staten Island Bancorp, Inc.
                                    1535 Richmond Avenue
                                    Staten Island, New York  10314
                                    Fax:      (718) 697-3171
                                    Attn:     Chief Executive Officer

                        with a copy to:

                                    Elias, Matz, Tiernan & Herrick L.L.P.
                                    734 15th Street, N.W.
                                    Washington D.C.  20005
                                    Fax:      (202) 347-2172
                                    Attn:     Raymond A. Tiernan

      10.4. Interpretation. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require SIB, ICBC or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

      10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


      10.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.


      10.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York (except to the extent that mandatory provisions of federal law or the DGCL are applicable).


      10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

      10.9. Publicity. ICBC and SIB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE (in the case of such a release or statement by SIB) or the Nasdaq National Market (in the case of such a release or statement by ICBC). Without limiting the reach of the preceding sentence, ICBC and SIB shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, SIB and its Subsidiaries shall (a) consult with ICBC regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide ICBC with stockholder lists of SIB and (c) allow and facilitate ICBC contact with stockholders of SIB and other prospective investors.

      10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided for herein (including Section
7.8 hereof), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      IN WITNESS WHEREOF, ICBC and SIB have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                         INDEPENDENCE COMMUNITY BANK CORP.



                                         By: /s/ Alan Fishman
                                             --------------------------
                                             Name: Alan Fishman
                                             Title: President and Chief
                                                    Executive Officer


                                         STATEN ISLAND BANCORP, INC.



                                         By: /s/ Harry P. Doherty
                                             --------------------------
                                             Name: Harry P. Doherty
                                             Title: Chairman and Chief Exective
                                                    Officer